SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                              Crosstex Energy, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    22765Y104
                                 (CUSIP Number)

                               September 24, 2007
             (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13 G                                                 PAGE 2 of 16

CUSIP No. 22765Y104
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Capital Partners, LLC
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,367,509
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,367,509
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,367,509
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.1%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
--------------------------------------------------------------------------------

Schedule 13 G                                                 PAGE 3 of 16

CUSIP No. 22765Y104
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Neil Barsky
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,367,509
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,367,509
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,367,509
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.1%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

Schedule 13 G                                                 PAGE 4 of 16

CUSIP No. 22765Y104
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund Offshore Portfolio, Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,965,219
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,965,219
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,965,219
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.3%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

Schedule 13 G                                                 PAGE 5 of 16

CUSIP No. 22765Y104
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Partners, LLC
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    392,730
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    392,730
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          392,730
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.9%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------

Schedule 13 G                                                 PAGE 6 of 16

CUSIP No. 22765Y104
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    281,260
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    281,260
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          281,260
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.6%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------

Schedule 13 G                                                 PAGE 7 of 16

CUSIP No. 22765Y104
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund I, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    111,470
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    111,470
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          111,470
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.2%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------

Schedule 13 G                                                 PAGE 8 of 16

CUSIP No. 22765Y104
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Nucleus Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    9,560
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    9,560
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          9,560
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%*
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------

-----------------------
*  The percent of class represented is approximatley 0.02%.

Schedule 13 G                                                 PAGE 9 of 16

ITEM 1(a).  NAME OF ISSUER:
            Crosstex Energy, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2501 Cedar Springs, Dallas, Texas  75201

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

     (i) Alson Capital Partners, LLC ("Alson"), a Delaware limited liability company, which is the investment manager of Alson Signature Fund, L.P. ("Signature Fund"), Alson Signature Fund I, L.P. ("Signature Fund I") and Alson Signature Fund Offshore Portfolio, Ltd. (the "Offshore Portfolio" and collectively, the "Signature Funds") and the general partner of Alson Nucleus Fund, L.P. ("Nucleus Fund" and together with the Signature Funds, the "Accounts"), with respect to the shares reported in this Schedule 13G held by the Accounts.

     (ii) Neil Barsky, who is the Managing Member of Alson and the General Partner (as defined below), with respect to the shares reported in this Schedule 13G held by the Accounts.

     (iii) Alson Partners, LLC, a Delaware limited liability company, which is the general partner (the "General Partner") of Signature Fund and Signature Fund I, with respect to the shares owned by Signature Fund and Signature Fund I.

     (iv) The Offshore Portfolio, a Cayman Islands company, with respect to shares owned by it.

     (v) Signature Fund, a Delaware limited partnership, with respect to shares owned by it.

     (vi) Signature Fund I, a Delaware limited partnership, with respect to shares owned by it.

     (vii) Nucleus Fund, a Delaware limited partnership, with respect to shares owned by it.

The citizenship of each of Alson, the General Partner, the Offshore Portfolio, Signature Fund, Signature Fund I and Nucleus Fund is set forth above. Neil Barsky is a United States citizen.

The address of the principal business office of each of the Reporting Persons is 810 Seventh Avenue, 39th Floor, New York, New York 10019.

Schedule 13 G                                                 PAGE 10 of 16

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock

ITEM 2(e).  CUSIP NUMBER:      22765Y104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-
                  1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                  1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13 G                                                 PAGE 11 of 16

ITEM 4.   OWNERSHIP.

          Alson serves as investment manager to the Signature Funds (with respect to which it has voting and dispositive authority over the shares reported in this Schedule 13G). Alson is also the general partner of Nucleus Fund and as such, has voting and dispositive authority over the shares directly owned by Nucleus Fund. The General Partner is the general partner of Signature Fund and Signature Fund I and as such has voting and dispositive authority over the shares directly owned by each of them. Mr. Neil Barsky is the Managing Member of Alson and the General Partner. As such, he may be deemed to control such entities and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A.  Alson
        (a) Amount beneficially owned: 2,367,509
        (b) Percent of class: 5.1%
            (All percentages herein are based on 45,983,923 shares of
            Common Stock reported to be outstanding as of July 31, 2007, as reflected in the Form 10-Q filed by the Company on
            August 9, 2007.
        (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        0
                  (ii)  shared power to vote or to direct the vote 2,367,509
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,367,509

     B.  Neil Barsky
        (a) Amount beneficially owned: 2,367,509
        (b) Percent of class: 5.1%
        (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 0
                  (ii)  shared power to vote or to direct the vote 2,367,509
                  (iii) sole power to dispose or to direct the disposition 0
                  (iv) shared power to dispose or to direct the disposition of 2,367,509

     C.  The Offshore Portfolio
        (a) Amount beneficially owned: 1,965,219
        (b) Percent of class: 4.3%
        (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 0
                  (ii)  shared power to vote or to direct the vote 1,965,219

Schedule 13 G                                                 PAGE 12 of 16

                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,965,219

     D.  The General Partner
        (a) Amount beneficially owned: 392,730
        (b) Percent of class: 0.9%
        (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 0
                  (ii)  shared power to vote or to direct the vote 392,730
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 392,730

     E.  Signature Fund
        (a) Amount beneficially owned: 281,260
        (b) Percent of class: 0.6%
        (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 0
                  (ii)  shared power to vote or to direct the vote 281,260
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 281,260

     F.  Signature Fund I
        (a) Amount beneficially owned: 111,470
        (b) Percent of class: 0.2%
        (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 0
                  (ii)  shared power to vote or to direct the vote 111,470
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 111,470

     G.  Nucleus Fund
        (a) Amount beneficially owned: 9,560
        (b) Percent of class: 0.0%*
        (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote 0
                  (ii)  shared power to vote or to direct the vote 9,560
                  (iii) sole power to dispose or to direct the disposition of 0

---------------------------
*  The percent of class represented is approximately 0.02%.

Schedule 13 G                                                 PAGE 13 of 16

                  (iv) shared power to dispose or to direct the disposition of 9,560

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Neil Barsky is the Managing Member of Alson. Alson is the investment manager of the Signature Funds and the general partner of Nucleus Fund.

          Neil Barsky is the Managing Member of the General Partner, which is the general partner of Signature Fund and Signature Fund I.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13 G                                                 PAGE 14 of 16

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  September 27, 2007          /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON CAPITAL PARTNERS, LLC
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    Neil Barsky


                                    /s/ Karen Cameron
                                    -----------------------------------
                                    ALSON SIGNATURE FUND OFFSHORE
                                    PORTFOLIO, LTD.
                                    By Karen Cameron, Director


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON PARTNERS, LLC
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND I, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON NUCLEUS FUND, L.P.
                                    By Alson Capital Partners, LLC,
                                       General Partner
                                    By Neil Barsky, Managing Member

Schedule 13 G                                                 PAGE 15 of 16

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)

           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  September 27, 2007          /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON CAPITAL PARTNERS, LLC
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    Neil Barsky


                                    /s/ Karen Cameron
                                    -----------------------------------
                                    ALSON SIGNATURE FUND OFFSHORE
                                    PORTFOLIO, LTD.
                                    By Karen Cameron, Director


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON PARTNERS, LLC
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND I, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member

Schedule 13 G                                                 PAGE 16 of 16
                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON NUCLEUS FUND, L.P.
                                    By Alson Capital Partners, LLC,
                                       General Partner
                                    By Neil Barsky, Managing Member